                                                                   EXHIBIT 10.18
                             DEVELOPMENT AGREEMENT



    This Development Agreement (the "Agreement") is made effective this 5th day of 1996. (the "Effective Date") by and between EM Science, a division of EM Industries, a New York corporation, having a place of business at 480 Democrat Road, Gibbstown, New Jersey ("EMS"), and Applied Imaging Corporation, a California corporation having a place of business at 2380 Walsh Avenue, Building B, Santa Clara, California ("Applied Imaging").

ARTICLE 1.  DEFINITION'S

    In this Agreement the following terms, whether used in singular or plural, shall have the meaning respectively indicated in this Article 1.

1.1   "Block" shall mean the stages of a Phase, as set forth in the Development
      -------
      Program.

1.2   "Development Program" shall mean the Applied Imaging Development Proposal
      ---------------------
      as set forth in Exhibit 1 hereto, as may be modified from time to time by mutual written agreement of the parties.

1.3   "Development Schedule" shall mean the schedule for completion of the
      ----------------------
      Development Program, as set forth in Exhibit 1 hereto as may be modified from time to time by mutual written agreement of the parties.

1.4   "EMS Deliverables" shall mean the items to be delivered by EMS to Applied
      ------------------
      Imaging in connection with the Development Program, as set forth in
      Exhibit 1 hereto.

1.5   "Phase" shall mean the divisions of the development as identified in the
      -------
      Development Program. Each Phase shall include one or more Blocks, as set forth in the Development Program.

1.6   "Pilot Lots" shall mean the product manufactured in connection with Phase
      ------------
      II of the Development Program as such term is used in Exhibit 1 hereto.

1.7   "Scale-Up Lots" shall mean the product manufactured in connection with
      ---------------
      Phase III of the Development Program as such term is used in Exhibit 1 hereto.

1.8   "Specifications" shall mean the technical and other specifications for the
      ----------------
      EMS Deliverables, as set forth in the Development Program.

ARTICLE 2.  RESEARCH PROJECT

2.1   Development.  EMS shall use commercially reasonable efforts to complete
      ------------
      the Development Program, and each Phase and Block thereof and to deliver to the Applied Imaging all applicable EMS Deliverables, in accordance with the Development Schedule. EMS shall

                      [*Confidential Treatment Requested]
      commence Phase 1, Block 1 promptly upon the execution of this Agreement, but in no case longer than fifteen (15) days from the Effective Date. Other Blocks of the Development Program shall be commenced upon EMS's receipt of a purchase order from Applied Imaging for the agreed upon cost for such Block.

2.2   Reports.  EMS shall provide Applied Imaging periodic reports, information
      --------
      and data as may reasonably be required by Applied Imaging or required by the Development Program. Accordingly, EMS shall provide to Applied Imaging a written report (the "Performance Report") upon the completion of each Block of the Development Program. The Performance Reports shall include data, interpretation, opinions and recommendations based on the results of the completed Block. Without limiting the foregoing, EMS shall promptly report to Applied Imaging any research development arising out of the Development Program which EMS deems significant.

2.3   Site Visits.  During the term of the Development Program Applied Imaging
      ------------
      personnel may visit EMS facilities to review the progress of the Development Program, with reasonable advance notice.

2.4   Conferences.  The parties shall meet within two (2) weeks of EMS's
      ------------
      completion of each Block of the Development Program, or as otherwise agreed by the parties, at such location as the parties agree or A telephone (the "Review Conference"). At such Review Conference, EMS shall present the Performance Report and deliver to Applied Imaging all applicable EMS Deliverables for the completed Block, including documentation, for evaluation by the Applied Imaging pursuant to Section
      2.5 below.

2.5   Acceptance.  Upon delivery to Applied Imaging of the materials comprising
      -----------
      the completion of each Block, including related documentation and reports, Applied Imaging shall evaluate such EMS Deliverables for conformity to the Development Program and Specifications. Applied Imaging shall provide EMS within thirty (30) days after delivery of such materials with written acceptance thereof, or a statement of nonconformities to be corrected. EMS shall promptly correct such nonconformities and return the corrected EMS Deliverables for retesting and reevaluation, and Applied Imaging shall within thirty (30) days after such redelivery provide EMS with written acceptance or a statement of nonconformity. Subject to Sections 10.5 and
      10.6 below, if Applied Imaging has not accepted any EMS Deliverable by thirty (30) days after the applicable Completion Date set forth in the Development Schedule, then Applied Imaging may, upon written notice to EMS, elect to terminate this Agreement immediately, without further opportunity for EMS to cure. Until such election to terminate by the Applied Imaging. EMS shall continue to attempt to correct the defects and provide conforming EMS Deliverables. For removal of doubt, an EMS Deliverable will conform to the Development Program and Specifications when EMS has performed all the appropriate steps, methods and procedures set forth in the Development Program for such EMS Deliverable, even if the outcome of such steps, methods and procedures is not successful (i.e., work related to preservation selection does not result in a viable microbial inhibitor for a particular reagent), in which case the EMS Deliverable will consist of the Performance Report and supporting data.

2.6   Changes.  Applied Imaging shall have the right to request reasonable
      --------
      changes in or modifications to ("Changes") the Development Program. All such Changes shall be mutually agreed upon in writing and shall be signed by authorized representatives of Applied Imaging and EMS. If Changes result in an increase in the cost of the Development Program, the parties shall agree upon an additional reasonable fee to be paid to EMS by Applied Imaging. If Changes affect the projected completion date of the Development Program, EMS shall notify Applied Imaging of the effect that such changes would have on the completion of the Development Program and the Development Schedule shall be adjusted accordingly.

ARTICLE 3. COMPENSATION AND PAYMENTS

3.1   Compensation.  In consideration of the duties and obligations of EMS and
      -------------
      the rights granted with respect to the Development Program hereunder, and subject to any applicable withholdings, Applied Imaging shall pay to EMS the amounts so forth on Exhibit 2 hereto.

3.2   Payments.  Unless otherwise specified in Exhibit 2 hereto, each payment
      ---------
      shall be due and payable thirty (30) days after Applied Imaging's acceptance of the corresponding EMS Deliverables pursuant to Section 2.5 above.

ARTICLE 4. CONFIDENTIALITY

4.1   Confidential Information.  "Confidential Information" shall mean any
      -------------------------
      information furnished to one party (the "Receiving Party") by the other party hereto (the "Disclosing Party") pursuant to this Agreement which if disclosed in tangible form is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the Disclosing Party at the time of such disclosure and is reduced to written summary within forty-five (45) days after initial disclosure, which summary is marked "Confidential" or with similar designation to indicate its confidential or proprietary nature. For purposes of this Agreement, all reports, documents. data and other information generated by EMS in connection with the Development Program (the "Development Program Data") shall be deemed to be Confidential Information of Applied Imaging whether or not marked "Confidential". Notwithstanding the foregoing, Confidential Information shall not include information that:

      4.1.1 was already in the Receiving Party's possession at the time of disclosure thereof. as demonstrated by competent documentary evidence:

      4.1.2 was generally known and available in the public domain at the time it was disclosed, or becomes generally known and available in the public domain through no fault of the Receiving Party (notwithstanding, breach of this Article 4 prior to Confidential Information becoming generally known or available in the public domain shall not be excused);

      4.1.3 is received from a third party having no obligation of confidentiality to the Disclosing Party;

      4.1.4 is approved for release by written authorization of the Disclosing Party; or

      4.1.5 is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided that the Receiving Party shall provide reasonable advance notice thereof to enable the Disclosing Party to seek protective order or otherwise prevent such disclosure.

4.2   Nondisclosure/Nonuse.  Except as otherwise expressly provided herein, the
      ---------------------
      parties agree that, for the term of this Agreement and for five (5) years thereafter, the Receiving Party shall hold in strict confidence and not disclose to any third party Confidential Information of the Disclosing Party and shall not use for any purpose other than provided herein any Confidential Information of the Disclosing Party, without the express written consent of the Disclosing Party. The parties further agree that the Receiving Party shall not disclose any, Confidential Information of the Disclosing Party to its officers, employees, or consultants except those who require such access to accomplish the purpose of this Agreement, and all such disclosures shall be subject to written contractual obligations of confidentiality at least as restrictive as those in this Agreement.

4.3   Protection.  The Receiving Party shall secure and safeguard any and all
      -----------
      information, documents, work in process, work product, or other that embodies Confidential Information of the Disclosing Party in locked files or areas reasonably restricting access and preventing unauthorized use and/or disclosure. Without limiting the foregoing, the Receiving Party shall maintain reasonable procedures to prevent accidental or other loss of any Confidential Information of the Disclosing Party, and shall used at least the same procedures and degree of care which it uses to protect its own proprietary information, but in no case less than reasonable care. In the event of loss. disclosure or use of any Confidential Information in violation of this Agreement, the Receiving Party shall immediately notify the Disclosing Party.

4.4   Ownership.  Any and all Confidential Information disclosed hereunder shall
      ----------
      remain the property of the Disclosing Party. Disclosure of Confidential Information shall not constitute any grant option or license to the Receiving Party under any patent, trade secret or other rights now or hereafter held by the Disclosing Party, and shall not create any commitment by implication or otherwise, of the Disclosing Party to enter into any, further agreement with the Receiving Party.

4.5   Return of Confidential Information.  Upon termination, cancellation or
      -----------------------------------
      expiration of this Agreement for any reason, or upon written request of the Disclosing Party, all documents and other tangible things reflecting (Confidential Information of the Disclosing Party, together with all copies, extracts, summaries and other material derived therefrom in what ever form or medium shall be promptly returned to the Disclosing Party. If the Disclosing Party requests, the Receiving Party shall provide written confirmation that it has returned all such materials.

ARTICLE 5. INVENTION RIGHTS

5.1   Ownership.  EMS agrees that all right, title and interest in and to
      ----------
      inventions, discoveries, devices, ideas, methods, processes, developments, or other intellectual property (whether or not patentable) conceived, reduced to practice or otherwise developed or made in whole or part by EMS in connection with the Development Program shall be the sole property of Applied Imaging (collectively, "Inventions"). Accordingly, EMS hereby assigns to Applied Imaging the entire right, title and interest, both in the United States and abroad, in the Inventions. EMS further agrees to execute any and all papers and documents which are necessary or convenient to perfect the foregoing assignment and fully implement Applied Imaging's proprietary rights in the Inventions, such as obtaining patents, and to fully cooperate in the prosecution, enforcement and defense of such proprietary rights.

5.2   License to EMS.  Notwithstanding the foregoing, to the extent that any
      ---------------
      Invention is solely useful to improved methods of production, EMS shall have a non-exclusive, royalty-free, paid-up, nontransferable license (without the right to authorize or grant sublicenses) to use such Invention solely for its own internal purposes. It is understood that EMS shall not use such Invention to provide services or products to third parties.

ARTICLE 6. VISITING PERSONNEL

6.1   Visiting Personnel.  It is understood that in the course of this Agreement
      -------------------
      that there may be occasions where one party's personnel may visit or be stationed at the facilities of the other ("Visiting Personnel"). Such Visiting Personnel shall agree to be bound by all orders, rules and regulations pertaining to the other party's facilities during entire time at such facilities.

6.2   Responsibility.  Each party shall be responsible for and assume all
      ---------------
      risk of any injury or damage done or suffered by itsown Visiting Personnel or to the other party's property while such Visiting Personnel is at the facilities of the other, except for injury or damage caused solely by the gross negligence of the other party.

ARTICLE 7. QUALITY ASSURANCE AND REGULATORY APPROVAL

7.1   Development.  EMS acknowledges that the products developed under the
      ------------
      Development Program may be subject to regulation by United States Food and Drug Administration ("FDA"). Accordingly, EMS shall complete all development under the Development Program in compliance with all applicable laws and regulations, including GMP Final Rule, July 1995, Subpart C Deign Control (S) 820.30 or current version thereof

7.2   Good Manufacturing Practices.  EMS acknowledges that the Pilot Lots and
      -----------------------------
      Scale-Up Lots produced in connection with the Development Program may be used in clinical trials. Accordingly, EMS shall manufacture the Pilot Lots and Scale-Up Lots in accordance with Good Manufacturing Practices ("GMPs") (as defined in 21 C.F.R. Part 820).

7.3   GMP Audit.  EMS agrees that Applied Imaging or a duly appointed
      ----------
      representative of Applied Imaging shall, upon reasonable notice, have the right to visit EMS's manufacturing facilities during normal business hours, and to conduct an audit of EMS's manufacturing records, incoming inspection records, quality assurance procedures, and the like for the purposes of verifying that EMS is in compliance with the FDA GMPs. EMS shall maintain a lot numbering system for all EMS Deliverables supplied to Applied Imaging, which permits traceability and tracking of manufacturing periods, internal quality control records, and raw materials.

7.4   FDA Audit Reports.  EMS agrees to make available to Applied Imaging
      ------------------
      all FDA audit reports from (i) the most recent past FDA audit and (ii) all audits conducted during the term of this agreement.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES

8.1   Applied Imaging Representations and Warranties.  Applied Imaging
      -----------------------------------------------
      represents, warrants and covenants that it has the right to enter this Agreement, is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of California, has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, has taken all necessary corporate action to duly and validly authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

8.2   EMS Representations and Warranties.  EMS represents, warrants and
      -----------------------------------
      covenants that:

      8.2.1  Authority. EMS has the right to enter this Agreement, is a
             ----------
             corporation duly organized, validly existing and in good standing under the laws of the state of New York. has the power and authority, to execute and deliver this Agreement and to perform its obligations hereunder, has taken all necessary corporate action to duly and valid1y authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and has not and will not during the term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which the EMS is a party or by which any of its property is bound;

      8.2.2  GMP.  During the term of this Agreement,  EMS will maintain it
             ----
             manufacturing facilities in compliance with the FDA GMPs.

      8.2.3  Conflicts of Interest.  EMS has informed and will inform during the
             ----------------------
             term of this Agreement Applied Imaging in writing of any relationship with third parties involved in fetal cell diagnosis, including but not limited to competitors (such as Aprogenex, Vysis, Oncor, IG Laboratories/Genzyme, Bioseparations, Immunicon) of Applied Imaging, and during the term of this Agreement will not enter into any agreement which would cause a conflict with or jeopardize any of its obligations hereunder,

      8.2.4  Independent Work.  Except for technology that is in the public
             -----------------
             domain, all Inventions, copyrightable material or otherwise conceived, reduced to practice or made by EMS pursuant to this Agreement will be independently created by EMS, and use of such Inventions by Applied Imaging will not depend on or require the acquisition of rights from any third party or any additional rights from EMS. Notwithstanding the foregoing, authorized representatives of Applied Imaging and EMS may agree in writing that EMS may incorporate material or other which require the acquisition of rights from a third party or additional rights from EMS.

ARTICLE 9 INDEMNIFICATION

9.1   Applied Imaging Indemnity.  Applied Imaging shall defend, indemnify and
      --------------------------
      hold EMS harmless from any and all damages, liabilities, costs and expenses (including but not limited to reasonable attorney's fees) incurred by EMS or any of its directors, officers or employees as a result of any breach or alleged breach of any of Applied Imaging's representations and warranties in Section 8.1 above, except to the extent it is caused by any negligent or willful act or omission of EMS.

9.2   EMS Indemnity.  EMS shall defend, indemnify and hold Applied Imaging
      --------------
      harmless from any and all damages, liabilities, costs and expenses (including but not limited to attorney's fees) incurred by Applied Imaging or any of its directors, officers or employees as a result of any breach or alleged breach of any of the EMS's representations and warranties in
      Section 8.2 above, except to the extent it is caused by any negligent or willful act or omission of Applied Imaging.

9.3   Indemnity Restrictions.  Neither party shall have any obligations for any
      -----------------------
      claim under this Article 9 unless the party seeking indemnification: (a) notifies the indemnifying party of such claim as soon as practicable but in no event less than fifteen (15) calendar days after knowledge thereof,
      (b) tenders control of the defense of such claim to the indemnifying party; and (c) provides the indemnifying party with all reasonable cooperation in such defense of such claim. Further, the indemnifying party shall have no obligations for any claim under this Article if the other party makes any admission, settlement or other communication regarding such claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

ARTICLE 10.  TERM; TERMINATION

10.1  Term.  This Agreement shall commence as of the Effective Date remain in
      -----
      full force and effect until EMS completes the Development Program, unless earlier terminated in accordance with this Article 10

10.2  Termination for Cause.  If either Party materially breaches this
      ----------------------
      Agreement, the other Party
      may elect to give the breaching party written notice describing the alleged breach. If the breaching Party has not cured such breach within thirty (30) days (or such longer period in mutually agreed upon in writing) after the receipt of such notice, the notifying Party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement by written notice effective immediately.

10.3  Termination for Insolvency.  Either party may terminate this Agreement if
      ---------------------------
      the other becomes the subject of voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation. or composition or the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

10.4  Termination for Convenience.  Applied Imaging may terminate this Agreement
      ----------------------------
      upon thirty (30) days prior written notice to EMS.

10.5  Effect of Termination.
      ----------------------

      10.5.1 In the event Applied Imaging terminates for convenience pursuant to Section 10.4 above, EMS shall complete all work to be completed pursuant to any and all outstanding purchase orders received from Applied Imaging hereunder.

      10.5.2 Except as provided in Section 10.5.1 above, upon the earlier of termination or receipt from Applied Imaging of notice of termination, EMS shall immediately cease making expenditures, notify its subcontractors, if applicable, to stop any work attributable to the Development Program.

      10.5.3 Within thirty (30) days of the later of (i) EMS's completion of all work pursuant to Section 10.5.1 above or (ii) the effective date of termination, EMS shall provide Applied Imaging a final written report of all costs incurred and shall reimburse Applied Imaging for any funds advanced in excess of total cost incurred.

      10.5.4 Applied Imaging shall pay to EMS a sum equal to all unreimbursed, documented expenses associated with work performed and noncancellable obligations with third parties for future expenses incurred by EMS pursuant to this Agreement. The sum, if any, due EMS from Applied Imaging under this Section 10.5.4 shall not exceed the amount payable for the then in-progress Block of the Development Program (as set forth in Section 3.1 above) plus any sums unpaid for EMS Deliverables previously accepted by Applied Imaging pursuant to Section 2.5 above.

      10.5.5 Termination of this Agreement for any reason shall not release either Party from any obligation theretofore accrued.

10.6  Survival.  The rights and obligations of the Parties set forth in Articles
      ---------
      4.11 and Section 10.5 hereof, will survive expiration or any termination of this Agreement.

ARTICLE II.  MISCELLANEOUS

11.1  Governing Law. This Agreement shall be governed by and construed in
      --------------
      accordance with the laws of California, without reference to principles of conflicts of law.

11.2  Notices.  All notices or reports permitted or required under this
      --------
      Agreement shall be in writing and shall be delivered in person, by certified mail, overnight express delivery service (such as DHL), or other equivalent means at the address of each party below, or such other address as either party may substitute by written notice.

If to Applied Imaging:  Applied Imaging Corp.
                        2380 Walsh Avenue, Building B
                        Santa Clara,  CA 95051
                        Attn: Julia Miyaoka

If to EMS:              E M Science
                        Research & Development
                        480 S. Democrat Road
                        Gibbstown, NJ 08027
                        Attn:  M. Silver

11.3  Dispute Resolution.  Applied Imaging and EMS agree that any dispute or
      -------------------
      controversy arising out of in relation to, or in connection with this Agreement, or the validity, enforceability, construction, performance or breach thereof, shall be finally settled by binding arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules. The rules of discovery determined by the arbitrator shall apply thereto. The parties agree that judgment upon the decision and/or award rendered by the decision may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of the arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys' fees and expert fees.

11.4  Independent Contractors.  The relationship of Applied Imaging to EMS
      ------------------------
      established by this Agreement is that of independent contractors. Neither Applied Imaging nor EMS shall have any right, power or authority to assume, create or incur any expense, liability or obligation. express or implied, on behalf of the other or otherwise act as an agent for the other Party for any purpose.

11.5  Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY
      ------------------------
      OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR

      PROFIT RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE, OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

11.6  Subcontracting; Consultants.  EMS may not subcontract any portion of the
      ----------------------------
      Development Program or disclose any of Applied Imaging's Confidential Information to any third party without the prior written consent of Applied Imaging. Each subcontractor or consultant shall enter into a written confidentiality agreement reasonably acceptable to Applied Imaging prior to EMS disclosing any of Applied Imaging's Confidential Information to such person.

11.7  Assignment.  The Parties agree that their rights and obligations under
      -----------
      this Agreement may not be delegated, transferred or assigned to a third party without prior written consent of the other party hereto. Notwithstanding the foregoing, Applied Imaging may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets pertaining to the subject matter of this Agreement whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and accrue to the benefit of the successors and permitted assigns of the parties hereto.

11.8  Confidential Terms.  Except as expressly provided herein, each Party
      -------------------
      agrees not to disclose any financial terms of this Agreement to any third party without the consent of the other Party, except as required by securities or other applicable laws, to prospective investors and to such party's accountants, attorneys and other professional advisors.

11.9  Severability.  In the event that any provisions of this Agreement are
      -------------
      determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

11.10 Further Assurances.  At any time after the Effective Date, both parties
      -------------------
      shall, at the request of the other party (i) deliver to the other party such documents consistent with the provisions of this Agreement, and (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments, and (iii) take or cause to be taken all such other actions as the other party may reasonably deem necessary or desirable in order for such party to obtain the full benefit of this Agreement.

11.11 Modification; Waiver.  This Agreement may not be altered, amended or
      ---------------------
      modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

11.12 Headings.  All section headings are included solely for convenience and
      ---------
      shall not be considered in construing this Agreement.

11.13 Entire Agreement.  The parties hereto acknowledge that this Agreement and
      -----------------
      Exhibits attached hereto set forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

11.14 Counterparts.  This Agreement may be executed in two or more
      -------------
      counterparts, each of which shall be deemed an original and which together shall constitute one instrument.


    In witness whereof, EMS and Applied Imaging by their duly-authorized officers execute this Agreement.

For Applied Imaging                        For EMS


By:   [Signature unreadable]               By:   /s/ Kathleen E. Lamb

Name: [Name unreadable]                    Name: Kathleen E. Lamb


Title: CEO                                 Title:  Vice President - Finance

                                   EXHIBIT 1

                                RESEARCH PROGRAM

                                APPLIED IMAGING

                              DEVELOPMENT PROPOSAL
                              --------------------

                                  E M SCIENCE
                             RESEARCH & DEVELOPMENT
                              480 S. DEMOCRAT ROAD
                              GIBBSTOWN, NJ 08027

                               September 15, 1995

                                                     prepared by: Mark R. Silver
                                                                         9/15/95


SUMMARY:

     The attached proposal is intended to address. in some detail, an approach to the commercialization of the Applied Imaging Fetal Cell in Maternal Blood reagents. The documents contain proposals for Microbial inhibitor selection, packaging, stability studies and production scale-up.

     E M Science would prefer to address certain aspects of this product separate and apart from the items addressed herein. That is, it is preferable to treat the production of the Gradient Tube as more of a mechanical engineering project from a production standpoint. Furthermore, no information is provided for the adhesive since this is still in development at Applied Imaging. Additionally, E M Science R&D would prefer to address the potassium bicarbonate bead as a separate item since this seems "out of the ordinary" by comparison to the remaining reagents. However, it should be noted that conceptually, packaging of this product could be handled on an existing system at E M Science.

     This proposal does not attempt to provide price per kit estimations as it is E M's practice to approach pricing in, several phases as more, detailed information is gained as the project progresses.

     The schedules, timeline and associated calculations show that the manpower requirements for the Feasibility Trials would approach [*]. The requirements for full scale Stability and Microbial Challenge Studies would approach [*] and Scale-up would approach [*] plus materials.

     It should be noted that this proposal is not intended to be all inclusive nor is it intended to be inflexible. Changes are encouraged as discussions between the parties lead to an exchange of ideas.



Mark R. Silver
Senior Manager Research & Development

                      [*Confidential Treatment Requested]

                                APPLIED IMAGING

                              DEVELOPMENT PROPOSAL
                              --------------------

                                  E M SCIENCE
                             RESEARCH & DEVELOPMENT
                              480 S. DEMOCRAT ROAD
                              GIBBSTOWN, NJ 08027

                               September 15, 1995


QUALITY STATEMENT:

     It is the policy of E M Science to provide our customers with the highest quality products attainable. This policy extends from the Product Development Process to Manufacturing and is supported by an organization which is dedicated to Total Quality Management.

     In this regard, the management of E M Science strives to provide a complete service to our clients that is based on accuracy and dependability in an effort to develop long-standing profitable business relationships. In keeping with this policy, E M Science will attempt to provide Quotations only after thorough research of the available facts. Whenever there appears to be insufficient information pertaining to a particular product or process it is preferable to address the missing information rather than make assumptions.

INTRODUCTION:

     In development projects of the type described herein, it is preferred to divide the effort into a series of sequential phases such that the results/deliverables from one phase can be utilized as tools in the next step of me process. Each phase is characterized by a specific set of goals, deliverables, costs and schedules. Thus the phase approach provides for maximal control over costs and time/manpower based schedules. For the Applied Imaging Fetal Cell in Maternal Blood (FCMB) Project the ultimate goal is threefold; (1) select appropriate non-interfering anti-microbial additives and conclusively demonstrate the effectiveness of said additives over a projected shelf life of 18 months real time, (2) select primary packaging components (container and closure systems) which will afford the liquid formulations a minimum of 18 months shelf life and (3) scale-up of formulation production and filling processes to meet the projected market requirements for the product. For this effort the following phases are recommended.

          PHASE I    FEASIBILITY TRIALS
          PHASE II   STABILITY EVALUATIONS
          PHASE III  SCALE-UP
          PHASE IV   TECHNOLOGY TRANSFER (MANUFACTURING)

Development Proposal:

Ia.  Block 1: Reagents (See attachment E)
I.   PHASE I: R&D FEASIBILITY TRIALS.

This phase of the project is designed to accomplish thee primary tasks; evaluate the performance of alternate sources for raw materials, complete the design of the primary packaging (containers and closures) and begin the selection process for appropriate microbial inhibitors. This initial phase of the project is outlined in the "Project Overview Flowchart" (Attachment A). The following is a summary of the activities and anticipated outcome associated with this Phase of the project.

A.   R&D Feasibility Pilot Lots:
- --------------------------------

     1.   Raw Materials:
     --------------------

     a)This step of the process is designed to compare the costs and performance of raw materials from alternate sources. Documentation received from Applied Imaging indicates that the primary vendor for all raw material chemicals is Sigma excluding the Astrazon Blue dye (Miles). Based on the anticipated quantities and batch sizes projected for Phase IV and market release it is a worthwhile exercise to have E M Science (EMS) Purchasing perform a cost analysis on all raw materials to locate the least expensive source at an equivalent quality level. The only exceptions being those cases where it is known from previous experience (i.e. Applied Imaging data) that a material can not be substituted.

     b)Raw material selection sign-off by Applied Imaging

     c)Once raw materials have been sourced, EMS R&D will prepare small pilot lots of approximately one (1) liter each following the Applied Imaging formulation documentation.

     d)These pilots will be packaged in. either the original type container as is currently employed or a suitable substitute in cases where a dry powder is changed to a liquid format. The pilots will then be shipped (Express) under refrigeration to Applied Imaging for performance evaluations in order to demonstrate a performance correlation.

     2.   Preservative Screening:
     -----------------------------

     a) Once a correlation has been established EMS R&D will initiate a second round of small pilot lots (approximately 5 liters each) which will be subdivided into smaller aliquots. The aliquots will be further subdivided into sets and to each separate set of aliquots a different candidate microbial inhibitor or combination of inhibitors will be added in an increasing concentration series.

     b) Each set of aliquots will be tested for effectiveness against cultures of Pseudomonas fluorescens, a common environmental contaminant. This matrix testing will allow for an estimation of the minimal effective concentration requirements for each of the products with each of the candidate inhibitors.

     c)Once in effective concentration range has been established, a third round of R&D Pilot Lots will be prepared and filled into the selected primary packaging systems (see below)

B.   Primary Packaging:
- ------------------------

     1.   Primary Package Design:
     -----------------------------

     a)Concurrent with the R&D pilot lot evaluations described above EMS Package Engineering will proceed with the initial design and specification documentation for the primary packaging (container and closure systems) for the N-Rich and Probe materials. This initial design process will be focused towards a final kit configuration similar to the "design concept" drawings contained in Attachment B.

     b)As demonstrated in Attachment B EMS Package Engineering will select several options from familiar vendors on the basis of performance requirements and costs. These will be reviewed with Applied Imaging for technical and marketing appropriateness and candidate systems selected.

     c)Primary packaging selection sign-off by Applied Imaging.

     2.   Primary Package Evaluations
     ---------------------------------

     a)In conjunction with the pilot lot preservative screening/concentration variation studies materials containing the appropriately effective inhibitor concentrations will be filled in the candidate primary packaging and samples will be sent to Applied Imaging for performance evaluations.

C.   Phase I Review Conference:
- --------------------------------

     At the completion of the activities described above it recommended that a
review   conference should be scheduled in order to compare the results with the
project plan   and expectations.  At the time of the conference each party will
provide   documentation and/or other deliverables for final discussion.
Additionally, the   conference should review the project plan and agree to any
modifications prior to   proceeding.

D.   Deliverables For Phase I:
- ------------------------------

     As with any project of this nature, the different participants have various
areas   of expertise which are combined to execute the overall plan.  During the
course of   such an effort the participants are required to provide information
pertaining to a   specific area which are designated as deliverables. For Phase
I the deliverables   would be as follows:

     1.   Deliverables from E M Science.
     -----------------------------------

     A performance report to include the following:

      *   All documentation pertaining to raw material part numbers and vendors.

      * All documentation pertaining to the preparation of R&D Pilot Lots, i.e. Batch Formulation Sheets (BFS), Standard Production Methods (SPM) and Quality Control test methods and data.

      * All documentation pertaining to Microbial Inhibitor screening including protocols and data.

      *   All documentation packaging documentation and proposals.

          Note:  Documentation includes laboratory notebooks.

     2.   Deliverables from Applied Imaging.
     ---------------------------------------

      * Technical assistance in the selection of raw material vendors and Microbial inhibitor selection.

      *   Sign-offs:  Raw material and primary packaging selection.

      *   All testing results from the raw material evaluations.

      * All testing results from the Microbial inhibitor interference evaluations.

E.   Timing and Cost for Phase 1:
- ----------------------------------

     It is anticipated that the completion of Phase I can be accomplished within the first calendar month from initiation. Assuming a start date of October first Phase I would be complete by the first week of November. The calculated manpower requirements for the completion of this Phase is approximately 34 manshifts at a cost of [*] (Attachment C).


Ib.  Phase I, Block 2, Reagents (See Attachment E)
     Proposal and estimated cost to be defined.

II.  PHASE II: STABILITY EVALUATIONS

Phase II may not include real time stability and microbial challenge studies. Revised cost estimate is in Attachment F in the event that Phase II does not include real time stability and microbial studies.

It is anticipated that by the completion of Phase I all raw material sources will have been selected, the appropriate Microbial Inhibitors will have been identified for all formulations, and the primary packaging systems will have been documented. Phase II of the project is designed to accomplish four primary tasks; (1) initiate a more extensive Microbial Challenge program, (2) initiate an accelerated and real time stability testing program, (3) finalize all secondary packaging and all labeling specifications, primary and secondary and
(4) finalize all chemical raw material and final Quality Control procedures in preparation for scale-up.

                      [*Confidential Treatment Requested]

A.   Microbial Challenge Program;
- ----------------------------------

     1. R&D Pilot Lots & Primary Package Implementation;
     ---------------------------------------------------

     a)The data obtained from the final performance evaluations in Phase I should be sufficient to predict to what degree, if any, a particular Microbial Inhibitor interferes with the "Chemistry" of the "Process". Once this is satisfactorily determined EMS R&D will prepare and Quality Control intermediate sized Pilot Lots (20 liters or greater) of each solution containing the appropriate inhibitors.

     b)Each Pilot Lot will be filled in the appropriate packaging system and samples will be forwarded to Applied Imaging for evaluation. Sufficient quantities of each product will be filled to meet the requirements of the Microbial Challenge Protocol, Accelerated and Real Time Stability programs described briefly below.

     c)Pilot lots to be produced under GMP conditions.

     2. Microbial Challenge Protocol - Summary:
     ------------------------------------------

     a)Accelerated Microbial Challenge Study.
     -----------------------------------------

       In an attempt to project the probability of failure of any combination of Microbial inhibitor with a chemical formulation certain manufacturers of Inhibitors recommend an accelerated challenge study. The most common of these types of studies involves storing the formulation in question at elevated temperatures for a period of time followed by testing with a challenge panel.

       This type of testing can only provide information relative to potential failures and can not be used to predict when such a failure might occur. Given the accelerated schedule for production of the Applied Imaging formulations it is strongly recommended that a testing program of this type be included in the project plan in order to get advanced information regarding potential problems as early as possible.

     b)Real Time Microbial Challenge Program.
     -----------------------------------------

       1) E M Science has utilized various versions of Microbial Challenge Protocols and Procedures which are tailored to the specific requirements of a given project It is anticipated that both Applied Imaging and E M Science will work together to reach a suitable protocol which satisfies AI's needs. However, all protocols employed by EMS have the common element of a multi-organism challenge panel. The typical challenge panel employed by EMS includes, but is not limited to, Group I = Spore, i.e. Bacillus subtilis, Candida albicans, Group II = Mold, i.e. Aspergillus
       ------------------------------------                       -----------
       niger, Group III = Vegetative, i.e. Escherichia coli, Pseudomonas
       -----                               -----------------------------
       aeruginosa, Staphylococcus aureus and Group IV = Environmental isolate
       ----------  ---------------------
       i.e. Pseudomonas flourescens.
            -----------------------

       2) The various modifications of the standard EM Science Challenge Protocol may differ by the number of organisms utilized in a particular Group or by combination of Groups included in a single inoculum.

       3) Additionally test procedures vary by the number of inoculum dilutions, test points and duration. For purposes of this proposal, cost calculations will be based on four separate group inoculations plus Sterile Normal Saline as negative control. Each inoculation (Groups I -
       IV) will employ 5 serial dilutions. Furthermore, for calculation purposes, the protocol will employ four test points. T = 0, T = 6 months, T = 12 months, T = 18 months and T = 24 months.

       4) At one month prior to each test point samples will be inoculated (day 0) and plated at the test point (day 30) in order to simulate "open vial stability".

       5) Product formulations will be divided into four groups based on similarity of components as well as by inhibitor employed. Attachment D contains a matrix spreadsheet of formulation components which will be utilized in the creation of the four test groups once the inhibitors have been established. A tentative grouping for all testing is outlined in Attachment E.

B.   Shelf Life Stability Program:
- ----------------------------------

     1. Accelerated Stability:
     ------------------------

     a) In order to obtain information as early in the process as possible, EMS R&D routinely performs "accelerated" stability testing on all products in development. This type of testing is design to put maximum stress on the formulations in an effort to gain insight regarding potential failures under "real time" evaluation. This testing is not designed to predict when a failure will occur in real time, only that there is a probability that a failure may occur

     b) Routinely, EMS R&D routinely employs a "reverse" stability protocol in which reagents are placed at 25 and 37 degrees at 16, 8 and 4 days prior to testing. Additionally, four days prior to testing reagents are placed at - 20 degrees and 50 degrees. All stressed reagents are then tested on day "zero" using the established final Quality Control procedures.

     2. "Real Time" Stability:
     -------------------------

     a) In order to validate the proposed shelf life of each product, EMS R&D routinely performs real time shelf life studies to a point at least 6 months beyond the claim.

     b) These studies require the final product Quality Control release specifications be met at every test point (6 month intervals) throughout the program when the product is stored under the prescribed storage conditions.

     c) An outline of the testing program is contained in the timeline in Attachment C.

C.   Phase II Review Conference,

At the completion of me Phase II it is recommended that a second Phase Review conference should be scheduled a) finalize all activities relating to Microbial Challenge studies and Stability Testing.

D.   Phase II Deliverables.
- ----------------------------

     Since Phase II involves longer term investigative programs, completed documentation for all Phase activities will not be available. However, certain documentation will be available as part of this review.

     1.   Deliverables from E M Science.
     ------------------------------------

A performance report to include the following:

      * All protocols and test documentation from the Accelerated Microcbial Challenge study.

      * All Protocols and testing documentation from the Accelerated Shelf Life testing.

      * The agreed upon protocol for conducting the real time Microbial Challenge Program

      * The agreed upon protocol for conducting the real time Stability Testing Program

      *   All raw material testing protocols and data.

      *   All final Quality Control testing protocols and testing results.

      *   Secondary Packaging (Kit Package) Design Documentation.

     NOTE:  Documentation includes laboratory notebooks.

     2.   Deliverables from Applied Imaging.
          ----------------------------------

      * Performance evaluation data from the Pilot lot materials to be employed in the Microbial and Stability programs.

      *   Signed Label approval and artwork for Primary packaging

      *   Signed Label approval and artwork for Secondary packaging

      *   Draft artwork for package insert sheets to be included in final kits.

E.   Timing and Costs of Phase II:
- ----------------------------------

     It is anticipated that the completion of Phase II can be accomplished by the end of Month three from initiation, excluding long term testing programs. Assuming a starting date of October 1, 1995, Phase II could be completed by the end of December.

     To complete Phase II and the associated long term testing programs, the calculated manpower requirements are 118 manshifts for the complete 24 month Microbial Challenge or [*] and 72 manshifts for the complete 24 month Stability Program or [*].

                      [*Confidential Treatment Requested]

III.   PHASE III: SCALE-UP:
- --------------------------
     Block I, Fuse solution and stop solution.

Once it is agreed between the parties that there is minimal or no risk to proceed with scale-up, E M Science R&D will initiate the required activities for preparation of a single one thousand unit pilot lot of each formulation.

A. Activities associated with these "Scale Up" pilots include, but are not limited to;

1. Identification of the appropriate environmental room(s) for preparation (compounding) and filling.

2. Identification of appropriate compounding equipment, i.e. tanks, stirring devices etc.

3. Identification of appropriate automated filling, capping and labeling equipment

4.  Generation of all "Scale Up" Documentation.

5.  Generation of all "Packaging Component Sheets" (PCS)

6. Finalize all fill tolerances, torque specifications and label placement specification.

7.  Production under GMP conditions.

B.  Timing and Costs:
- --------------------

The schedules contained in the Timeline (Attachment X) provide a general idea of timing required to produce these pilots. This schedule will be impacted by equipment availability since the pilots will involve the use of Manufacturing Scale equipment.

The costs contained in the Timeline associated with the production of these pilots is an estimation only of the Labor required as applied by R&D, 43.5 manshifts or [*]. These costs do not include packaging materials, raw materials, labels, etc. These costs can only be determined as the steps in Phases I and II are completed and pricing for materials is refined.

Similarly, the "cost per kit" (transfer pricing) can only be appropriately quoted as information is obtained in the early Phases of the project. It has been the practice with other projects of this type to provide an initial kit price at the completion of Phase I This pricing is further refined as the project progresses. By monitoring final product pricing throughout the project the parties can set their goals and attempt to adjust processes to meet that goal.

IV.  PHASE IV: TECHNOLOGY TRANSFER (MANUFACTURING)
- --------------------------------------------------

     It is a matter of routine practice at E M Science to implement a Technology Transfer Phase at the end of each Development Project. During this Phase, R&D works in conjunction with Manufacturing and Regulatory Affairs in the preparation of all "Validation" lots of product.

                      [*Confidential Treatment Requested]

     Attachment A  Project Flow Chart
     Attachment B  Package Design Concepts
     Attachment C  Project Plan  & Timeline
     Attachment D  Reagent Component Matrix
     Attachment E  Tentative Reagent Grouping
     Attachment F   Phase II Cost Estimate w/o Real Time Studies
     Attachment G  Development Schedule

                                  ATTACHMENT A


                               PROJECT FLOW CHART

                                APPLIED IMAGING

                               PROJECT FLOW CHART

                                    PHASE I



                          [Graphic Flowchart omitted]

                                APPLIED IMAGING

                               PROJECT FLOW CHART

                                    PHASE II



                          [Graphic Flowchart omitted]

                                APPLIED IMAGING

                               PROJECT FLOW CHART

                                   PHASE III



                          [Graphic Flowchart omitted]

                                  ATTACHMENT B

                             PACKAGE DESIGN CONCEPT

                                APPLIED IMAGING

                                Refrig. Storage

                           [Graphic Drawing Omitted]

                                APPLIED IMAGING

                                Refrig. Storage

                           [Graphic Drawing Omitted]

                                APPLIED IMAGING

                                Refrig. Storage

                           [Graphic Drawing Omitted]

EM SCIENCE

PROPOSED PACKAGING



[Graphic Information Omitted]

EM SCIENCE

PROPOSED PACKAGING



[Graphic Information Omitted]

EM SCIENCE

PROPOSED PACKAGING



[Graphic Information Omitted]

                                  ATTACHMENT C

                            PROJECT PLAN & TIMELINE

APPLIED IMAGING PROJECT PLAN, DRAFT 1.0  9/15/95

Tasks and Resources

[Graphic Information Omitted]

APPLIED IMAGING PROJECT PLAN, DRAFT 1.0  9/15/95

Tasks and Resources

[Graphic Information Omitted]

APPLIED IMAGING PROJECT PLAN, DRAFT 1.0  9/15/95

Responsibilities Chart

[Graphic Information Omitted]

APPLIED IMAGING PROJECT PLAN, DRAFT 1.0  9/15/95

Responsibilities Chart

[Graphic Information Omitted]

APPLIED IMAGING PROJECT PLAN, DRAFT 1.0  9/15/95

Responsibilities Chart

[Graphic Information Omitted]

APPLIED IMAGING PROJECT PLAN, DRAFT 1.0  9/15/95

Responsibilities Chart

[Graphic Information Omitted]

APPLIED IMAGING PROJECT PLAN, DRAFT 1.0  9/15/95

Responsibilities Chart

[Graphic Information Omitted]

                                  ATTACHMENT D

                            REAGENT COMPONENT MATRIX

                                      VERT
APPLIED IMAGING REAGENT SUMMARY


CHEMICAL                 1   2   3   4   5   6   7   8   9   10   11   12   13   14   15

PERCOLL                  X                                                       X
STOCK HEPARIN            X
STOCK CPZ SOLUTION       X
LITHIUM CHLORIDE             X   X   X
POTASSIUM CHLORIDE           X   X   X
SODIUM CHLORIDE              X   X   X       X                              X         X
POT PHOS MONO                X   X   X
POT PHOS DI                  X   X   X
BSA fract V                      X   X
AMMONIUM CHLORIDE                        X
EDTA 4Na                                 X
DIETHYLENE GLYC                          X
STOCK ETHOXYZOLAMIDE                     X
STOCK ACETAZOLAMIDE                      X
ASTRAZON BLUE                                    X
CITRIC ACID                                          X   X
SODIUM PHOS MONO                                 X           X         X
SODIUM PHOS DI                                       X   X   X         X    X
PBS STOCK                                                         X
NONIDET-40                                                             X
NaOH                                                                   X
SODIUM CITRATE                                                              X         X
HCI                                                                         X
SALT MIX CONC                                                                    X
20% GELATIN                                                                      X
SODIUM AZIDE                                                                     X
TWEEN 20                                                                              X

KEY TO COLUMNS:
     1    ADDITION SOLUTION
     2    ISOTONIC SALT MIX
     3    6% BSA IN ISOTONIC*
     4    0.5% BSA IN HYPERTONIC
     5    LYSE SOLUTION
     6    STOP SOLUTION
     7    STAIN
     8    KB BUFFER pH 3.2**
     9    KB BUFFER pH 3.4**
     10   SOD PHOS BUFF 10mM
     11   PBS 10mM
     12   PN BUFFER 5X
     13   SSC 20 X CONC
     14   GRADIENT TUBE
     15   ST 5X CONCENTRATE

                                     HORIZ


                        APPLIED IMAGING REAGENT SUMMARY



ITEM                            CHEMICAL         IN-HOUSE     SIGMA

ADDITION SOLUTION         PERCOLL                           P1644
                          STOCK HEPARIN                     H3393
                          STOCK CPZ SOLUTION                C18138

ISOTONIC SALT MIX         LITHIUM CHLORIDE       14855P     L8895
                          POTASSIUM CHLORIDE     21376P     P3911
                          SODIUM CHLORIDE        24411P     S9888
                          POT PHOS MONO          222551P    S9638
                          POT PHOS DI            22526P     S9763

6% BSA IN ISOTONIC*       LITHIUM CHLORIDE       14855P     L8895
                          POTASSIUM CHLORIDE     21376P     P3911
                          SODIUM CHLORIDE        24411P     S9888
                          POT PHOS MONO          22551P     S9638
                          POT PHOS DI            22526P     S9763
                          BSA fract V            44510P     A3350

0.5% BSA IN HYPERTON      same

LYSE SOLUTION             AMMONIUM CHLORIDE      1800P      A5666
                          EDTA 4Na               10078P     ED4SS
                          DIETHYLENE GLYC                   D3381
                          STOCK ETHOXYZOLAMIDE              E6254
                          STOCK ACETAZOLAMIDE               A6011

STOP SOLUTION             SODIUM CHLORIDE        24411P     S9888

STAIN                     ASTRAZON BLUE                     MILES 9GL
                          SODIUM PHOS MONO       25751P     P5655

KB BUFFER pH 3.2 **       CITRIC ACID            7201P      C0759
                          SODIUM PHOS DI         25701P     S9638

KB BUFFER pH 3.4 **       same

SOD PHOS BUFF 10mM        SODIUM PHOS MONO       25751P     S9638
                          SODIUM PHOS DI         25701P     S6763

PBS 10mM                  PBS STOCK

PN BUFFER 5X              NONIDET-40             RM1408     N0896
                          SODIUM PHOS MONO       25751P     S9638
                          SODIUM PHOS DI         25701P     S9763
                          NaOH

                                     HORIZ



SSC 20X CONC            SODIUM CHLORIDE         24411P        S9888
                        SODIUM CITRATE          24751P        S4641
                        SODIUM PHOS DI          25701P        S9763
                        HCI

ST BUFFER 5X CONC.      SODIUM CHLORIDE         24411P        S9888
                        SODIUM CITRATE          24751P        S4641
                        TWEEN 20                28749P        P9416 or P1379

GRADIENT TUBE           PERCOLL                               P1644
                        SALT MIX CONC
                        20% GELATIN                           G2625
                        SODIUM AZIDE            23926P        S2002


                                  ATTACHMENT E
                           TENTATIVE REAGENT GROUPING

BLOCK 1

     Group 1:               Isotonic Salt Mix
                            6% BSA in Isotonic Salt Mix
                            0.5% BSA in Hypertonic Salt Mix


     Group 2:               KB Buffer A pH 3.2
                            KB Buffer B pH 3.4
                            Sodium Phosphate Buffer, 10 mM
                            PBS, 10 mM

     Group 3:               Addition Solution
                            Stain

     Group 4:               PT Buffer 5X concentrate
                            SSC 2OX concentrate
                            ST 5X concentrate

BLOCK 2

     Group 5:               Gradient Tube *
                            Potassium Bicarbonate Bead *
                            Adhesive *
                            ( * not included)
                            Lyse Solution
                            Stop Solution

                              Development Proposal
                             ---------------------
                                    ADENDUM

                                               E M Science
                                               Research & Development
                                               480 S. Democrat Road
                                               Gibbstown, NJ 08027

                                               EM SCIENCE
                                               A Division of EM Industries, Inc.
                                               480 S. Democrat Road
                                               Gibbstown, New Jersey 08027
                                               (609) 354-9200

Julia Miyaoka
Applied Imaging
2380 Walsh Ave. Bldg.  B
Santa Clara,  CA 95051


Mark R. Silver
EM Science
Research & Development
480 S. Democrat Rd.
Gibbstown.  NJ 08027

                    October 9, 1995

Dear Julia,

In response to your telefax (dd. 10/05/95) I would like to address each of your questions in as much detail as possible.

1. With regard to the Potassium Bicarbonate tablet, it is difficult to provide you with a "quote for this work" without outlining some of the areas where there may be potential difficulties.

     The first area is the size and weight of the desired tablet. The best of all cases would be to press a 4 mg tablet of pure Potassium Bicarbonate. However, the compressibility of Potassium Bicarbonate is less than optimal and would require extremely high compression forces (greater than 15 Newtons) to form a tablet that could be manipulated for packaging and by the end user. Tablets of this hardness would be extremely difficult to dissolve. Additionally, a 4 mg tablet would require tabletting dyes that are 3/32" in diameter. Given the small size of these dyes, they are extremely brittle and under the required compression forces they would very likely break quite frequently. At approximately [*] (28 sets required) this is not an advisable path forward. These small dyes are intended to be utilized in pressing "soft" tablets, i.e. 2-4 Newtons.

     The next best option would be to "bulk up" the potassium bicarbonate with a material which would facilitate compression and press a larger tablet with less force. E M Science routinely presses 8 mg tablets with a hardness of
     2.5 Newtons using 1/8" dyes. It is not immediately apparent whether ammonium chloride would be suitable for this purpose, especially in light of

                           Attachment F  Page 1 of 3

                      [*Confidential Treatment Requested]
     the fact that this material is hygroscopic. The issue is further complicated by an additional requirement that in order to maintain the integrity of the tablet during pressing a "lubricant" is usually required. That is, during the pressing the dyes are mechanically rotated to release the tabletted material from the dyes. With soft tablets this rotation has a tendency to "pit" either the top or bottom surface (or both) of the tablet. A lubricant compound, such as PEG, included in the formulation reduces the surface friction between the tablet and the dye allowing the tablet to be removed freely and intact. Again it is not known whether PEG at a level of 0.5 to 1% would interfere with the "chemistry"

     As is apparent from the above, there are too many unknowns to provide even an estimated cost for tabletting. What can be provided is that the R&D cost is [*] and that the best place to start would be attempting an 8 mg tablet that is a 50/50 w/w mixture of potassium bicarbonate and ammonium chloride. To examine this option the required manpower would be one person four shifts [*]... we may get lucky! If this option is not successful, other options will have to be examined, any one of which will require input from Applied Imaging from a function standpoint. It is suggested that costs be evaluated when the options are examined in detail.

2. With regard to your request for a cost figure for a third lot of product beyond the "scale-up" lot, it is assumed that the lot size will be 1000 units each, therefore I would recommend that the quotation provided for scale-up lot be utilized as a guideline.

     As has been discussed elsewhere, it is premature to attempt to put pricing together which is all inclusive. The rationale for this is based on the fact that packaging component costs are unknown filling costs are unknown, labor standards are unknown and the associated overhead is unknown.

     In order to clarify the latter, it might be beneficial to the understanding of our reluctance to provide final product transfer price estimates at this point, by stating that the Gibbstown production facility does not carry a single averaged overhead figure which might be commonly utilized in a facility where the production is focused for a single product type. That is, the Gibbstown plant is a highly diversified facility capable of producing a wide variety of product types. This diversity includes, clean room production facilities, dry room production facilities, granulation production facilities, lyophilization facilities, tabletting facilities, several bulk liquid compounding facilities, multiple liquid filling clean rooms for less than 1 liter volumes, multiple liquid filling clean rooms greater than 1 liter volumes, dry powder filling rooms, ambient liquid filling areas, dyes & stains production, flammable production and filling. Each of these areas is designated as a cost center and carries its own distinct overhead based on the requirements for that particular area.
     Until such time as these unknowns become more defined, any price estimates could be in error by several hundred percent.

3. With regard to the cost impact on stock culture preparation and CFU/ml standard curves by delaying the real time studies; the CFU/mI standard curves could be delayed but would need to be generated prior to real time testing. The preparation of the stock cultures would still have to be performed in order to complete the accelerated studies. Additionally, the analysis of the four groups of reagents at the completion of the accelerated studies would be more complicated, requiring an additional day per group. The net result would be as follows:



                           Attachment F  Page 2 of 3

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


                                                  Revised       Original

     Preparation of stock cultures                $  [*]        $  [*]

     Preparation of CFU/ml curves                 $  [*]        $  [*]

     Accelerated Evaluation                       $  [*]        $  [*]

     Accelerated studies (4 additional days)      $  [*]        $  [*]
                                                  -------       -------

                                                  $  [*]        $  [*]




Regards,

Mark R. Silver



                           Attachment F  Page 3 of 3

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

                          Development Schedule Summary



                          Completion Date
                          ----------------

Phase 1, Block 1          5 weeks after start date

Phase 1, Block 2          To be determined

Phase 2, Block 1          3 months after start date (excluding real-time
                          stability and microbial challenge studies)

Phase 2, Block 2          To be determined

Phase 3, Block 1 & 2      To be determined



                          Attachment G,   Page 1 of 1

                                   EXHIBIT 2

                             COMPENSATION SCHEDULE


PHASE I

* BLOCK 1--[*], such sum to be payable (i) [*] within thirty (30) days of the Effective Date and (ii) [*] within thirty (30) days of Applied Imaging's acceptance of the EMS Deliverables for Phase 1, Block 1.

*    BLOCK 2--To be determined


PHASE II

*    BLOCK 1--[*]

*    BLOCK 2--To be determined


PHASE III

*    BLOCK 1 (including lyse solution and stop solution)--[*]

*    BLOCK 2 (excluding lyse solution and stop solution)--To be determined

REAL-TIME MICROBIAL CHALLENGE AND STABILITY

*    BLOCK 1 (including lyse solution and stop solution)--[*]

*    BLOCK 2 (excluding lyse solution and stop solution)--To be determined



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